Exhibit 99.1

Investor Relations

Kurt Svendsen

Director, Investor and Public Relations

(952) 887-8630, invest@toro.com

Media Relations

Branden Happel

Manager, Public Relations

(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports 2011 First Quarter Results

•                  Quarterly sales increased nearly 16 percent fueled by strong growth in all professional businesses

•                  Net earnings per share up 66 percent to $0.53

•                  Record level of new products drives early season demand

•                  Company raises full-year guidance

BLOOMINGTON, Minn. (February 17, 2011) — The Toro Company (NYSE: TTC) today reported net earnings of $17.3 million, or $0.53 per share, on net sales of $383.2 million for its fiscal first quarter ended January 28, 2011.  In the comparable fiscal 2010 period, the company delivered net earnings of $10.9 million, or $0.32 per share, on net sales of $331.4 million.

“Fiscal 2011 is off to a good start,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “We are pleased with the ongoing recovery of our professional businesses driven by excitement around our new innovations and improving market conditions.  Significant snowfalls drove strong retail demand for snow products, which helped the quarter, and also provided revenue for landscape contractor customers which will support purchases of mowing equipment as we head into spring.”

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the fiscal 2011 first quarter totaled $258.3 million, up 21.4 percent from the same period last year.  Shipments were up across all professional businesses on improved customer optimism and strong acceptance for new products.  Golf development and existing renovation projects around the world accelerated demand for golf equipment and precision irrigation systems.  Early orders for landscape maintenance equipment to channel partners grew in anticipation of a strong selling season.  Worldwide sales for micro irrigation products continued to strengthen on increased penetration of these water-saving technologies.

•                  Professional segment earnings for the fiscal 2011 first quarter were $37.9 million, up 46.9 percent from last year’s first quarter.

-more-

Residential

•                  Residential segment net sales for the fiscal 2011 first quarter totaled $123.3 million, up 5.6 percent from the same period last year.  Growing consumer confidence had a positive impact on revenues.  Shipments for riding products were up on the successful introduction of a new line of innovative zero turn mowers, while strong snowfall and expanded placement drove demand for snow products.  These improvements were somewhat offset by difficult weather conditions in Australia that impacted sales of Pope-branded products, along with lower initial orders of walk power mowers in an effort by retailers to time shipments closer to retail demand.

•                  Residential segment earnings for the fiscal 2011 first quarter were $11.4 million, down 15.3 percent from last year’s first quarter.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2011 first quarter improved 60 basis points to 35.7 percent from the prior year period.  The increase in gross margin was primarily driven by favorable product mix and higher production volumes, which were somewhat offset by raw material inflation.

Selling, general and administrative (SG&A) expense for the fiscal 2011 first quarter was up $12.8 million, or 13.3 percent from the same period last year, but declined as a percent of sales to 28.6 percent from 29.2 percent.  The decline in SG&A as a percent of sales reflects further leveraging of costs over increased sales volumes, which was somewhat muted by higher warranty expense.

Interest expense for the fiscal 2011 first quarter was $4.1 million, down 3 percent compared with the same period last year.

The effective tax rate for the fiscal 2011 first quarter was 29.3 percent compared with 33.6 percent in last year’s first quarter.  The lower tax rate was primarily due to the retroactive extension of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the fiscal 2011 first quarter totaled $171.2 million, up slightly from the same period last year, on a sales increase of nearly 16 percent.  Net inventories for the first quarter were $239.7 million, up 25.5 percent from the prior year period.  Trade payables were $149.7 million, up 36.6 percent compared with last year.

BUSINESS OUTLOOK

“Customer confidence in our markets is continuing to build,” said Hoffman.  “Professional customers are beginning to reinvest in their businesses, and we are well positioned with a record level of new products to drive retail demand and increase our market share.  While always mindful of the impact of Mother Nature on our business, we are optimistic about the selling season ahead.”

The company now expects fiscal 2011 net earnings to be about $3.40 per share on a revenue increase of about 7 percent.  For its fiscal 2011 second quarter, the company expects to report net earnings of about $1.58 per share.

About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems, to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL

February 17, 10:00 a.m. CST

www.thetorocompany.com/invest

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The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Standard Time (CST) on February 17, 2011.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our new, multi-year, employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations, including our ability to successfully develop a new micro-irrigation manufacturing facility in Romania; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending settlement of the litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, which, if the settlement does not become final, the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s annual consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	January 28, 2011	January 29, 2010
Net sales	$383,213	$331,358
Gross profit	136,645	116,391
Gross profit percent	35.7%	35.1%
Selling, general, and administrative expense	109,444	96,599
Operating earnings	27,201	19,792
Interest expense	(4,116)	(4,245)
Other income, net	1,368	901
Earnings before income taxes	24,453	16,448
Provision for income taxes	7,171	5,530
Net earnings	$17,282	$10,918

Basic net earnings per share	$0.54	$0.32

Diluted net earnings per share	$0.53	$0.32

Weighted average number of shares of common stock outstanding — Basic	31,858	34,030

Weighted average number of shares of common stock outstanding — Diluted	32,443	34,294

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended
Segment Net Sales	January 28, 2011	January 29, 2010
Professional	$258,280	$212,800
Residential	123,293	116,756
Other	1,640	1,802
Total*	$383,213	$331,358

* Includes international sales of	$138,751	$128,383

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	January 28, 2011	January 29, 2010
Professional	$37,919	$25,810
Residential	11,368	13,427
Other	(24,834)	(22,789)
Total	$24,453	$16,448

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	January 28, 2011	January 29, 2010
ASSETS
Cash and cash equivalents	$94,418	$158,210
Receivables, net	171,155	167,260
Inventories, net	239,734	191,071
Prepaid expenses and other current assets	14,365	18,441
Deferred income taxes	59,019	58,316
Total current assets	578,691	593,298

Property, plant, and equipment, net	172,648	165,927
Deferred income taxes	1,919	3,572
Goodwill and other assets, net	143,453	121,837
Total assets	$896,711	$884,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$2,478	$3,985
Short-term debt	193	700
Accounts payable	149,702	109,556
Accrued liabilities	235,076	205,651
Total current liabilities	387,449	319,892

Long-term debt, less current portion	225,101	224,062
Deferred revenue	10,734	7,904
Other long-term liabilities	7,330	7,526
Stockholders’ equity	266,097	325,250
Total liabilities and stockholders’ equity	$896,711	$884,634

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended
	January 28, 2011	January 29, 2010
Cash flows from operating activities:
Net earnings	$17,282	$10,918
Adjustments to reconcile net earnings to net cash used for operating activities:
Equity (income) losses from affiliates	(878)	143
Provision for depreciation, amortization, and impairment losses	11,291	11,248
(Gain) loss on disposal of property, plant, and equipment	(17)	45
Stock-based compensation expense	2,091	1,579
Increase in deferred income taxes	(1,071)	(331)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(28,260)	(28,629)
Inventories, net	(45,195)	(13,099)
Prepaid expenses and other assets	(3,546)	(3,492)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	16,860	11,082
Net cash used for operating activities	(31,443)	(10,536)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(9,610)	(10,218)
Proceeds from asset disposals	62	100
Decrease (increase) in investment in affiliates	1,858	(3,118)
Decrease in other assets	191	533
Acquisitions, net of cash acquired	(12,060)	(1,812)
Net cash used for investing activities	(19,559)	(14,515)

Cash flows from financing activities:
Decrease in short-term debt	(776)	—
Repayments of long-term debt, net of costs	(970)	(750)
Excess tax benefits from stock-based awards	1,509	2,078
Proceeds from exercise of stock options	5,118	4,986
Purchases of Toro common stock	(29,836)	(3,682)
Dividends paid on Toro common stock	(6,389)	(6,129)
Net cash used for financing activities	(31,344)	(3,497)

Effect of exchange rates on cash	(602)	(1,015)

Net decrease in cash and cash equivalents	(82,948)	(29,563)
Cash and cash equivalents as of the beginning of the fiscal period	177,366	187,773

Cash and cash equivalents as of the end of the fiscal period	$94,418	$158,210

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